Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

ClearThink 1 Acquisition Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Units, each consisting of one Class A ordinary share, par value $0.0001, and one right to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination(1)(2)	457(o)	17,250,000	$10.00	$172,500,000	.00013810	$23,822.25
Fees to be Paid	Equity	Class A ordinary shares to be included as part of the Units(3)(4)	457(g)	17,250,000	–	–	–	–
Fees to be Paid	Equity	Rights to receive one-tenth (1/10) of one Class A ordinary share upon the consummation of an initial business combination included as part of the Units(4)	457(g)	17,250,000	–	–	–	–
Fees to be Paid	Equity	Class A ordinary shares underlying rights included as part of the Units(1)(3)	457(o)	1,725,000	$10.00	17,250,000	.00013810	2,382.23

		Total Offering Amounts				$189,750,000	.00013810	$26,204.48
		Total Fee Offsets						$–
		Net Fee Due						$26,204.48

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.
(2)	Includes 2,250,000 units, consisting of 2,250,000 Class A ordinary shares and 2,250,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.